Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2017 Financial Results

ARLINGTON, VA, February 6, 2018 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income available to common shareholders of $7.1 million, or $0.25 per diluted common share, income before income taxes available to common shareholders of $20.8 million, or $0.73 per diluted common share, and non-GAAP core operating income of $16.5 million, or $0.58 per diluted common share, for the quarter ended December 31, 2017. A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Fourth Quarter 2017 Financial Highlights

•	$0.25 per diluted common share of GAAP net income, including a $0.48 per diluted common share income tax provision
•	$0.73 per diluted common share of GAAP pre-tax income
•	$0.58 per diluted common share of non-GAAP core operating income
•	$13.43 per common share of book value
•	$13.40 per common share of tangible book value
•	$0.55 per common share dividend

Full Year 2017 Financial Highlights

•	$0.66 per diluted common share of GAAP net income, including a $1.52 per diluted common share income tax provision
•	$2.18 per diluted common share of GAAP pre-tax income
•	$2.26 per diluted common share of non-GAAP core operating income
•	$2.275 per common share dividend

“Arlington produced strong results for both the fourth quarter and the year delivering a 20% economic return to shareholders in 2017, measured as the change in tangible book value per common share plus common share dividends, through an environment in which the Federal Reserve raised short-term interest rates 100 basis in twelve months,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company’s earnings for the fourth quarter benefited from lower prepayment speeds leading to higher yields on agency mortgage-backed securities (“MBS”) as well as lower net funding costs, demonstrating the benefit of the Company’s substantial interest rate hedge position.  As of year-end, the notional amount of the Company’s interest rate swaps was 98% of its outstanding repurchase agreement financing.  The maturities of the Company’s interest rate swaps are well matched to the expected life of the Company’s agency MBS funded with repurchase agreement financing, which mitigates the impact of rising interest rates on the Company’s spread earnings.  In addition, available agency MBS spread returns on new investments have improved since the start of the year, further muting the impact of rising interest rates on the Company’s spread earnings.  The Company continues to believe that its hedged agency MBS investment portfolio is well positioned to deliver attractive risk-adjusted returns to shareholders on a tax advantaged basis.”

Other Fourth Quarter Highlights

As of December 31, 2017, the Company’s agency MBS investment portfolio totaled $5,351 million in fair value, consisting of $4,054 million of specified agency MBS and $1,297 million of net long to-be-announced (“TBA”) agency MBS.  As of December 31, 2017, the Company’s $5,351 million agency MBS investment portfolio was comprised of the following:

•	$255 million of 3.0% coupon 15-year agency MBS
•	$2,082 million of 3.5% coupon 30-year agency MBS

•	$2,804 million of 4.0% coupon 30-year agency MBS
•	$210 million of 4.5% coupon 30-year agency MBS

As of December 31, 2017, the Company’s $4,054 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.60 and a weighted average market price of $104.89.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately six-tenths of a percentage point as of December 31, 2017, relatively unchanged from September 30, 2017.

As of December 31, 2017, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $1,296 million and market value of $1,297 million, resulting in a net GAAP carrying fair value of $1 million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of December 31, 2017, the Company had $3,667 million of repurchase agreements outstanding with a weighted average rate of 1.56% and remaining weighted average maturity of 13 days secured by an aggregate of $3,859 million of agency MBS at fair value.

Interest income less interest expense on short-term secured financing on the Company’s agency MBS portfolio was $16.8 million for the fourth quarter of 2017 compared to $16.0 million for the third quarter of 2017, including the amortization of the Company’s net premium on its agency MBS of $8.6 million for the fourth quarter of 2017 compared to $8.8 million for the third quarter of 2017.  The Company’s weighted average yield on its agency MBS was 2.86% for the fourth quarter of 2017 compared to 2.80% for the third quarter of 2017, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 9.55% for the fourth quarter of 2017 compared to 10.29% for the third quarter of 2017.  The Company’s weighted average cost of repurchase agreement funding was 1.37% during the fourth quarter of 2017 compared to 1.31% during the third quarter of 2017.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of December 31, 2017, the Company had $3,600 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.67% and a remaining weighted average maturity of 5.1 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.28% during the fourth quarter of 2017 compared to 0.47% during the third quarter of 2017.

In addition to interest rate swap agreements, the Company held $650 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures that were purchased during the fourth quarter of 2017 when the 10-year U.S. Treasury rate was 2.35% and held $21.6 million in equivalent notional amount of short positions in 5-year U.S. Treasury note futures that were purchased during the fourth quarter of 2017 when the 5-year U.S. Treasury rate was 2.06%.

The Company reported TBA dollar roll income of $7.2 million for the fourth quarter of 2017 compared to $6.4 million for the third quarter of 2017.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 1.98% for the fourth quarter of 2017 compared to 2.10% for the third quarter of 2017.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment losses on its investment portfolio of $28.5 million and net investment gains on its related interest rate derivative hedging instruments of $34.0 million for a net investment gain on its hedged investment portfolio of $5.5 million, or $0.19 per diluted common share for the fourth quarter of 2017.

Income Taxes

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of December 31, 2017, the Company estimated its net operating loss (“NOL”) carryforward at $60.7 million that begins to expire in 2027, its net capital loss (“NCL”) carryforward at $314.3 million that begins to expire in 2019, and its alternative minimum tax (“AMT”) credit carryforward at $9.1 million that does not expire.  The Company’s estimated loss and tax credit carry-forwards as of December 31, 2017 are subject to potential adjustments up to the time of filing the Company’s income tax returns.

On December 22, 2017, the President signed the Tax Cuts and Jobs Act, which provides for substantial changes to the taxation of individuals and corporations with an effective date of January 1, 2018.  For corporate tax payers, the federal income tax rate was lowered from 35% to 21%.  Under GAAP accounting, the Company is required to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities in the period the legislation is enacted.  As a result of the decrease in the Company’s effective tax rate, the Company recorded a charge to its income tax provision of $0.4 million in the fourth quarter of 2017.  The Tax Cuts and Jobs Act does not have an impact on the amount of the Company’s existing NOL and NCL carryforwards or its ability to utilize them.

As part of the Tax Cuts and Jobs Act, the corporate AMT is repealed for tax years beginning after December 31, 2017.  Any AMT credit carryforward after that date can be continued to be utilized to offset the taxpayer’s regular tax liability.  Further, for 2018 through 2020, to the extent that AMT credit carryforwards exceed the regular tax liability, 50% of the excess AMT credit carryforwards would be refundable in cash with any remaining AMT credit carryforwards fully refundable in 2021.  Since the ultimate collectability of the AMT credit carryforward is now certain with a significant portion of it likely to be realized through a cash refund, the Company has reclassified its AMT credit carryforward from net deferred tax asset to other assets on its consolidated balance sheet as of December 31, 2017.  For GAAP purposes, the Company had a net deferred tax asset of $0.8 million, or $0.03 per common share, and an AMT credit carryforward within other assets on its consolidated balance sheet of $9.1 million, or $0.32 per common share as of December 31, 2017.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.55 per share for the fourth quarter of 2017.  The distribution was paid on January 31, 2018 to shareholders of record as of December 29, 2017.  The Company’s Board of Directors also approved a distribution to its Series B preferred shareholders of $0.4375 per share for the fourth quarter of 2017.  The distribution was paid on January 2, 2018 to shareholders of record as of December 11, 2017.

The Company has also announced the tax characteristics of the distributions paid to its common and preferred shareholders in calendar year 2017.  The Company’s distributions paid to common shareholders in 2017 of $2.35 per share consisted of $1.266051 per share of qualified dividends and $1.083949 per share as a return of capital.  The Company’s distributions paid to its Series B preferred shareholders in 2017 of $0.6755 per share were all qualified dividends.  Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.  The fourth quarter of 2017 distributions to the Company’s common and preferred shareholders paid in January 2018 will be reported as a 2018 distribution for federal income tax purposes.

As a C corporation, distributions to common and preferred shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% maximum effective federal tax rate for 2017 (33.4% maximum effective federal tax rate beginning January 1, 2018), each inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 8:30 A.M. Eastern Time on Wednesday, February 7, 2018 to discuss the Company’s fourth quarter and full year 2017 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2017	September 30, 2017
ASSETS
Cash and cash equivalents	$21,614	$26,368
Interest receivable	12,546	12,428
Sold securities receivable	—	92,882
Mortgage-backed securities, at fair value
Agency	4,054,424	3,994,515
Private-label	76	54
Derivative assets, at fair value	763	4,177
Deferred tax assets, net	800	23,453
Deposits, net	59,103	59,317
Other assets	11,203	2,405
Total assets	$4,160,529	$4,215,599
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,667,181	$3,694,838
Interest payable	4,418	2,813
Accrued compensation and benefits	5,015	4,210
Dividend payable	17,550	17,044
Derivative liabilities, at fair value	4,833	7,146
Purchased securities payable	—	21,962
Other liabilities	1,335	1,190
Long-term unsecured debt	73,880	73,824
Total liabilities	3,774,212	3,823,027
Equity:
Preferred stock (liquidation preference of $7,582 and $7,375, respectively)	7,108	6,904
Common stock	281	280
Additional paid-in capital	1,974,941	1,972,463
Accumulated deficit	(1,596,013)	(1,587,075)
Total equity	386,317	392,572
Total liabilities and equity	$4,160,529	$4,215,599
Book value per common share (1)	$13.43	$13.71
Tangible book value per common share (2)	$13.40	$12.88
Common shares outstanding (in thousands) (3)	28,197	28,094

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the preferred stock liquidation preference and net deferred tax assets divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended	Three Months Ended
	December 31, 2017	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Interest income
Agency mortgage-backed securities	$120,968	$30,514	$28,771	$31,397	$30,286
Private-label mortgage-backed securities	101	19	2	43	37
Other	179	76	62	21	20
Total interest income	121,248	30,609	28,835	31,461	30,343
Interest expense
Short-term secured debt	46,648	13,727	12,748	11,314	8,859
Long-term unsecured debt	4,866	1,225	1,220	1,214	1,207
Total interest expense	51,514	14,952	13,968	12,528	10,066
Net interest income	69,734	15,657	14,867	18,933	20,277
Investment gain (loss), net
Gain (loss) on trading investments, net	2,424	(23,208)	13,996	15,855	(4,219)
Gain (loss) from derivative instruments, net	3,224	33,169	(572)	(31,678)	2,305
Other, net	226	277	(56)	(147)	152
Total investment gain (loss), net	5,874	10,238	13,368	(15,970)	(1,762)
General and administrative expenses
Compensation and benefits	13,203	3,505	3,449	2,804	3,445
Other general and administrative expenses	5,367	1,442	1,095	1,350	1,480
Total general and administrative expenses	18,570	4,947	4,544	4,154	4,925
Income (loss) before income taxes	57,038	20,948	23,691	(1,191)	13,590
Income tax provision	39,603	13,707	823	16,737	8,336
Net income (loss)	17,435	7,241	22,868	(17,928)	5,254
Dividend on preferred stock	(251)	(133)	(83)	(35)	—
Net income (loss) available (attributable) to common stock	$17,184	$7,108	$22,785	$(17,963)	$5,254
Basic earnings (loss) per common share	$0.67	$0.25	$0.86	$(0.74)	$0.22
Diluted earnings (loss) per common share	$0.66	$0.25	$0.85	$(0.74)	$0.22
Weighted average common shares outstanding (in thousands)
Basic	25,649	28,192	26,377	24,319	23,652
Diluted	26,011	28,580	26,856	24,319	23,897

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Year Ended	Three Months Ended
	December 31, 2017	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP net interest income	$69,734	$15,657	$14,867	$18,933	$20,277
TBA dollar roll income	21,291	7,171	6,424	4,298	3,398
Interest rate swap net interest expense	(17,334)	(2,434)	(4,198)	(5,293)	(5,409)
Economic net interest income	73,691	20,394	17,093	17,938	18,266
Core general and administrative expenses	(14,644)	(3,768)	(3,171)	(3,681)	(4,024)
Preferred stock dividend	(251)	(133)	(83)	(35)	—
Non-GAAP core operating income	$58,796	$16,493	$13,839	$14,222	$14,242

Non-GAAP core operating income per diluted common share	$2.26	$0.58	$0.52	$0.58	$0.60
Weighted average diluted common shares outstanding	26,011	28,580	26,856	24,552	23,897

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Year Ended	Three Months Ended
	December 31, 2017	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP income (loss) before income taxes	$57,038	$20,948	$23,691	$(1,191)	$13,590
Less:
Total investment (gain) loss, net	(5,874)	(10,238)	(13,368)	15,970	1,762
Stock-based compensation expense	3,926	1,179	1,373	473	901
Preferred stock dividend	(251)	(133)	(83)	(35)	—
Add back:
TBA dollar roll income	21,291	7,171	6,424	4,298	3,398
Interest rate swap net interest expense	(17,334)	(2,434)	(4,198)	(5,293)	(5,409)
Non-GAAP core operating income	$58,796	$16,493	$13,839	$14,222	$14,242

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2017 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$4,054,424
Net long agency TBA position	1,296,978
Total	$5,351,402

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$1,009,752	$47,932	$1,057,684	$(17,716)	$1,039,968	$102.99	3.50%	7.6
4.0%	2,658,650	154,153	2,812,803	(8,920)	2,803,883	105.46	4.00%	6.4
4.5%	196,961	14,446	211,407	(855)	210,552	106.90	4.50%	5.0
5.5%	19	—	19	2	21	111.00	5.50%	5.7
Total/weighted-average	$3,865,382	$216,531	$4,081,913	$(27,489)	$4,054,424	104.89	3.90%	6.5

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
3.0% 15-year MBS purchase commitments	$250,000	$254,873	$254,766	$(107)
3.5% 30-year MBS purchase commitments	1,015,000	1,041,496	1,042,212	716
Total TBA commitments, net	$1,265,000	$1,296,369	$1,296,978	$609

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,300,000	1.28%	1.51%	0.23%	1.8	$(248)
3 to less than 7 years	700,000	1.87%	1.48%	(0.39)%	3.9	(454)
7 to 10 years	1,600,000	1.90%	1.55%	(0.35)%	8.3	(2,636)
Total / weighted-average	$3,600,000	1.67%	1.52%	(0.15)%	5.1	$(3,338)

U.S. Treasury Note Futures:

	Maturity Date	Notional Amount	Net Fair Value
5-year U.S. Treasury note futures	March 2018	$21,600	$(20)
10-year U.S. Treasury note futures	March 2018	650,000	(1,321)

The following table presents information about the components of the Company’s net deferred tax assets as of December 31, 2017 and September 30, 2017 (unaudited, dollars in thousands):

	As of December 31, 2017		As of September 30, 2017
	Gross Amount	Tax Effected	Gross Amount	Tax Effected
Ordinary deferred tax assets:
NOL carryforward	$60,681	$15,619	$69,720	$27,121
AMT credit carryforward (1)	—	—	8,952	8,952
Deferred net loss on designated derivatives	17,020	4,381	17,268	6,717
Stock-based compensation	7,768	1,999	6,589	2,563
Net unrealized gain on designated derivatives	(82,434)	(21,218)	(56,651)	(22,037)
Other, net	72	19	351	137
Total ordinary deferred tax assets, net	3,107	800	46,229	23,453

Capital deferred tax assets:
NCL carryforward	314,276	80,895	309,751	120,493
Net unrealized loss on investments	91,030	23,431	82,135	31,951
Valuation allowance	(405,306)	(104,326)	(391,886)	(152,444)
Total capital deferred tax assets, net	—	—	—	—
Total deferred tax assets, net	$3,107	$800	$46,229	$23,453
(1)

In response to the Tax Cuts and Jobs Act’s repeal of corporate AMT and its associated refund provisions applicable to existing AMT credits, in the fourth quarter of 2017, the Company reclassified its AMT credit carryforward from “deferred tax assets, net” to “other assets” on its consolidated balance sheets.